SHEREFF, FRIEDMAN, HOFFMAN & GOODMAN, LLP
                           919 Third Avenue
                    New York, New York 10022-9998
                            (212) 758-9500






February 23, 1996



T. Rowe Price Capital Appreciation Fund
100 East Pratt Street
Baltimore, Maryland  21202

Dear Sirs:

          T. Rowe Price Capital Appreciation Fund (the "Fund"), an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts, is filing with the Securities and Exchange Commission a Rule 24f-2
Notice (the "Rule 24f-2 Notice") containing the information specified in paragraph (b)(1) of Rule 24f-2 under the Investment Company Act of 1940, as amended (the "Rule"). The effect of the Rule 24f-2 Notice, when accompanied by the filing fee, if any, payable as prescribed by paragraph (c) of the Rule and by this opinion, will be to make definite in number the number of shares sold by the Fund during the fiscal year ended December 31, 1995 in reliance upon the
 Rule
(the "Rule 24f-2 Shares").

          We have, as counsel to the Fund, participated in various proceedings relating to the Fund and the Rule 24f-2 Shares. We have examined copies, either certified or otherwise proved to our satisfaction to be genuine, of the its Master Trust Agreement and By-laws, as currently in effect, and a certificate dated February 20, 1996, issued by the Secretary of State of the Commonwealth of Massachusetts, certifying the existence and good standing of the Fund. We have
also reviewed the form of the Rule 24f-2 Notice being filed by the Fund. We are generally familiar with the business affairs of the Fund.

               The Fund has advised us that the Rule 24f-2 Shares were sold in the manner contemplated by the prospectus of the Fund that was current and effective under the Securities Act of 1933 at the time of sale, and that the Rule 24f-2 Shares were sold for a consideration not less than the net asset value thereof as required by the Investment Company Act of 1940, as amended.

          Based upon the foregoing, it is our opinion that:

     1. The Fund has been duly organized and is legally existing under the laws of The Commonwealth of Massachusetts.

     2.   The Fund is authorized to issue an unlimited number of shares.

     3. The Rule 24f-2 Shares were legally issued and are fully paid and non-assessable. However, we note that as set forth in the Registration Statement, the Fund's shareholders might, under certain circumstances, be liable for transactions effected by the Fund.

               We hereby consent to the filing of this opinion with the Securities and Exchange Commission together with the Rule 24f-2 Notice of the Fund, and to the filing of this opinion under the securities laws of any state.

               We are members of the Bar of the State of New York and do not hold ourselves out as being conversant with the laws of any jurisdiction other than
those of the United States of America and the State of New York. We note that we are not licensed to practice law in the Commonwealth of Massachusetts, and to the extent that any opinion expressed herein involves the law of Massachusetts, such opinion should be understood to be based solely upon our review of the documents referred to above, the published statutes of that Commonwealth and, where applicable, published cases, rules or regulations of regulatory bodies of that Commonwealth.

                         Very truly yours,

                         /s/ Shereff, Friedman, Hoffman & Goodman, LLP

                         Shereff, Friedman, Hoffman & Goodman, LLP

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